Exhibit 2

REDHILL BIOPHARMA LTD.

CONDENSED INTERIM FINANCIAL INFORMATION

(UNAUDITED)

SEPTEMBER 30, 2016

REDHILL BIOPHARMA LTD.

CONDENSED INTERIM FINANCIAL INFORMATION

(UNAUDITED)

SEPTEMBER 30, 2016

TABLE OF CONTENTS

Page
UNAUDITED INTERIM FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2016 IN U.S. DOLLARS:

Condensed interim statements of comprehensive loss	2

Condensed interim statements of financial position	3

Condensed interim statements of changes in equity	4-5

Condensed interim statements of cash flows	6

Notes to the condensed interim financial statements	7-11

REDHILL BIOPHARMA LTD.

CONDENSED INTERIM STATEMENTS OF COMPREHENSIVE LOSS

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	U.S. dollars in thousands
REVENUES	—	1	1	3
RESEARCH AND DEVELOPMENT EXPENSES, net	7,038	3,901	17,745	12,820
GENERAL, ADMINISTRATIVE AND BUSINESS DEVELOPMENT EXPENSES	1,416	692	3,807	2,420
OPERATING LOSS	8,454	4,592	21,551	15,237
FINANCIAL INCOME	109	1,420	548	889
FINANCIAL EXPENSES	599	120	17	182
FINANCIAL EXPENSES (INCOME), net	490	(1,300)	(531)	(707)
LOSS AND COMPREHENSIVE LOSS	8,944	3,292	21,020	14,530
LOSS PER ORDINARY SHARE (U.S. dollars):
Basic	0.07	0.03	0.17	0.14
Diluted	0.07	0.04	0.17	0.14

The accompanying notes are an integral part of these condensed financial statements.

REDHILL BIOPHARMA LTD.

CONDENSED INTERIM STATEMENTS OF FINANCIAL POSITION

(Unaudited)

	September 30,	December 31,
	2016	2015
	U.S. dollars in thousands
CURRENT ASSETS:
Cash and cash equivalents	6,772	21,516
Bank deposits	22,203	36,622
Financial assets at fair value through profit or loss	11,528	—
Prepaid expenses and receivables	2,030	2,372
	42,533	60,510
NON-CURRENT ASSETS:
Bank deposits	140	134
Fixed assets	147	124
Intangible assets	6,060	6,060
	6,347	6,318
TOTAL ASSETS	48,880	66,828

CURRENT LIABILITIES:
Accounts payable and accrued expenses	5,288	3,514
Payable in respect of intangible asset purchase	2,000	2,000
	7,288	5,514

NON-CURRENT LIABILITIES:
Derivative financial instruments	1,107	1,237
TOTAL LIABILITIES	8,395	6,751

EQUITY:
Ordinary shares	344	343
Additional paid-in capital	120,730	120,621
Warrants	1,057	1,057
Accumulated deficit	(81,646)	(61,944)
TOTAL EQUITY	40,485	60,077

TOTAL LIABILITIES AND EQUITY	48,880	66,828

The accompanying notes are an integral part of these condensed financial statements.

(Continued) – 1

REDHILL BIOPHARMA LTD.

CONDENSED INTERIM STATEMENTS OF CHANGES IN EQUITY

(Unaudited)

		Additional
	Ordinary	paid-in		Accumulated	Total
	shares	capital	Warrants	deficit	equity
	U.S. dollars in thousands
BALANCE AT JULY 1, 2016	344	120,730	1,057	(73,151)	48,980

CHANGES IN THE THREE-MONTH PERIOD ENDED SEPTEMBER 30, 2016:
Share-based compensation to employees and service providers	—	—	—	449	449
Comprehensive loss	—	—	—	(8,944)	(8,944)
BALANCE AT SEPTEMBER 30, 2016	344	120,730	1,057	(81,646)	40,485

BALANCE AT JULY 1, 2015	271	79,135	1,057	(52,840)	27,623
CHANGES IN THE THREE-MONTH PERIOD ENDED SEPTEMBER 30, 2015:
Share-based compensation to employees and service providers	—	—	—	339	339
Issuance of ordinary shares, net of expenses	72	41,414	—	—	41,486
Exercise of options into ordinary shares	*	38	—	—	38
Comprehensive loss	—	—	—	(3,292)	(3,292)
BALANCE AT SEPTEMBER 30, 2015	343	120,587	1,057	(55,793)	66,194

* Represents amount less than $1 thousand.

The accompanying notes are an integral part of these condensed financial statements.

(Concluded) – 2

REDHILL BIOPHARMA LTD.

CONDENSED INTERIM STATEMENTS OF CHANGES IN EQUITY

(Unaudited)

		Additional
	Ordinary	paid-in		Accumulated	Total
	shares	capital	Warrants	deficit	equity
	U.S. dollars in thousands
BALANCE AT JANUARY 1, 2016	343	120,621	1,057	(61,944)	60,077
CHANGES IN THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2016:
Share-based compensation to employees and service providers	—	—	—	1,318	1,318
Exercise of options into ordinary shares	1	109	—	—	110
Comprehensive loss	—	—	—	(21,020)	(21,020)
BALANCE AT SEPTEMBER 30, 2016	344	120,730	1,057	(81,646)	40,485

BALANCE AT JANUARY 1, 2015	240	65,461	1,528	(42,218)	25,011
CHANGES IN THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2015
Share-based compensation to employees and service providers	—	—	—	955	955
Exercise of options into ordinary shares	*	74	—	—	74
Issuance of ordinary shares, net of expenses	103	54,581	—	—	54,684
Warrants expiration		471	(471)		—
Comprehensive loss	—	—	—	(14,530)	(14,530)
BALANCE AT SEPTEMBER 30, 2015	343	120,587	1,057	(55,793)	66,194

* Represents amount less than $1 thousand.

The accompanying notes are an integral part of these condensed financial statements.

REDHILL BIOPHARMA LTD.

CONDENSED INTERIM STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	U.S. dollars in thousands
OPERATING ACTIVITIES:
Comprehensive loss	(8,944)	(3,292)	(21,020)	(14,530)
Adjustments in respect of income and expenses not involving cash flow:
Share-based compensation to employees and service providers	449	339	1,318	955
Depreciation	11	9	32	26
Unrealized losses (gains) on derivative financial instruments	585	(1,343)	(130)	(722)
Fair value gains on financial assets at fair value through profit or loss	(10)	—	(72)	—
Revaluation of bank deposits	(108)	(16)	(255)	(6)
Exchange differences in respect of cash and cash equivalents	(36)	83	(77)	136
	891	(928)	816	389
Changes in assets and liability items:
Decrease in prepaid expenses and receivables	150	341	342	1,843
Increase in accounts payable and accrued expenses	533	133	1,774	500
	683	474	2,116	2,343
Net cash used in operating activities	(7,370)	(3,746)	(18,088)	(11,798)
INVESTING ACTIVITIES:
Purchase of fixed assets	(10)	(6)	(55)	(13)
Purchase of intangible assets	—	(45)	—	(1,620)
Change in investment in current bank deposits	14,668	(7,500)	14,668	(9,500)
Maturity of non-current bank deposits	—	10,000	—	10,000
Purchase of financial assets at fair value through profit or loss	(3,976)	—	(11,456)	—
Net cash provided by (used in) investing activities	10,682	2,449	3,157	(1,133)
FINANCING ACTIVITIES:
Proceeds from issuance of ordinary shares, net of expenses	—	41,486	—	54,684
Exercise of options into ordinary shares, net	—	38	110	74
Net cash provided by financing activities	—	41,524	110	54,758
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3,312	40,227	(14,821)	41,827
EXCHANGE DIFFERENCES ON CASH AND CASH EQUIVALENTS	36	(83)	77	(136)
BALANCE OF CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	3,424	7,439	21,516	5,892
BALANCE OF CASH AND CASH EQUIVALENTS AT END OF PERIOD	6,772	47,583	6,772	47,583
Supplementary information on interest received in cash	133	87	185	167
Supplementary information on investing activities not involving cash flows - Purchase of intangible assets	—	—	—	2,000

The accompanying notes are an integral part of these condensed financial statements.

REDHILL BIOPHARMA LTD.

NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 - GENERAL:

a.	General

RedHill Biopharma Ltd. (the "Company") was incorporated in Israel on August 3, 2009. The Company is focused primarily on development and commercialization of late clinical-stage, proprietary, orally-administered, small molecule drug candidates for inflammatory and gastrointestinal diseases and cancer (the "Drug Candidates").

In February 2011, the Company listed its securities on the Tel-Aviv Stock Exchange (“TASE”). Since December 2012, the Company's American Depositary Shares (“ADSs”) have been listed on the NASDAQ Capital Market (“NASDAQ”).

The Company's registered address is at 21 Ha'arba'a St, Tel-Aviv, Israel.

The Company is engaged in the research and development of most of its Drug Candidates and to date has out-licensed only one of its Drug Candidates and granted rights in a specific territory for another Drug Candidate. Accordingly, there is no assurance that the Company’s business will generate positive cash flow. Through September 30, 2016, the Company has an accumulated deficit and its activities have been funded through public and private offerings of the Company's securities.

The Company plans to further fund its future operations through commercialization of its Drug Candidates, out-licensing certain programs and raising additional capital. The Company's current cash resources are not sufficient to complete the research and development of all of the Company's Drug Candidates. Management expects that the Company will incur more losses as it continues to focus its resources on advancing its Drug Candidates based on a prioritized plan that will result in negative cash flows from operating activities. The Company believes its existing capital resources should be sufficient to fund its current and planned operations for at least the next 12 months.

If the Company is unable to commercialize or further out-license its remaining Drug Candidates or obtain future financing, the Company may be forced to delay, reduce the scope of, or eliminate one or more of its research and development programs or commercialization related to the Drug Candidates, any of which may have a material adverse effect on the Company's business, financial condition and results of operations.

b.	Approval of the condensed interim financial statements

These condensed interim financial statements were approved by the Board of Directors on November 13, 2016.

REDHILL BIOPHARMA LTD.

NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS

(Unaudited)

NOTE 2 - BASIS OF PREPARATION OF THE CONDENSED INTERIM FINANCIAL STATEMENTS:

a.	The Company's condensed interim financial statements for the three and nine months ended September 30, 2016 and 2015 (the "Condensed Interim Financial Statements") have been prepared in accordance with International Accounting Standard IAS 34, “Interim Financial Reporting”. These Condensed Interim Financial Statements, which are unaudited, do not include all disclosures necessary for a complete statement of financial position, results of operations, and cash flow in conformity with generally accepted accounting principles. The Condensed Interim Financial Statements should be read in conjunction with the annual financial statements as of December 31, 2015 and for the year then ended and their accompanying notes, which have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as published by the International Accounting Standards Board (“IASB”). The results of operations for the three and nine months ended September 30, 2016 are not necessarily indicative of the results that may be expected for the entire fiscal year or for any other interim period.

The accounting policies applied in the preparation of the Condensed Interim Financial Statements are consistent with those applied in the preparation of the annual financial statements as of December 31, 2015.

b.	New IFRSs not yet in effect, and which the Company did not elect to adopt early, were listed in the 2015 annual financial statements.

NOTE 3 - EQUITY:

During the nine months ended September 30, 2016, the Company received notifications of exercise with respect to options that had been issued to director and consultants of the Company. Accordingly, the Company issued 360,000 ordinary shares for approximately $110 thousand.

NOTE 4 - SHARE-BASED PAYMENTS:

a.	On April 19, 2016, the Board of Directors of the Company granted 630,000 options to employees and consultants of the Company under the Company’s stock options plan. The fair value of the options grant on the date of grant was $427 thousand.

Each option is exercisable into one ordinary share at an exercise price of $1.41 per share. The options will vest as follows: for employees and consultants of the Company who had provided services exceeding one year to the Company as of the grant date, the options will vest in 16 equal quarterly installments over a four-year period. For employees and consultants of the Company who had not provided services to the Company exceeding one year as of the grant date, the options will vest as follows: 1/4 of the options will vest one year following the grant

REDHILL BIOPHARMA LTD.

NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS

(Unaudited)

NOTE 4 - SHARE-BASED PAYMENTS (continued):

date and the rest over the following three years in 12 equal quarterly installments.

The options will be exercisable, either in full or in part, from the vesting date until the end of 7 years from the date of grant.

The fair value of the options was computed using the binomial model and the underlying data used was mainly the following: price of the Company's ordinary share: $1.41, expected volatility: 53.1%, risk-free interest rate: 1.57% and expected useful life to exercise: 7 years.

b.	On June 8, 2016, a general meeting of the Company’s shareholders resolved, subsequent to the approval of the Company’s Board of Directors on April 19, 2016, to allocate an aggregate of 1,500,000 options under the Company’s stock options plan to the Company's directors, including the Company's Chief Executive Officer. The fair value of the options granted to directors, on the date of approval by the general meeting of the Company’s shareholders, was $725 thousand.

Each option is exercisable into one ordinary share at an exercise price of $1.28 per share. The options will vest as follows: for employees and consultants of the Company who had provided services exceeding one year to the Company as of the grant date, the options will vest in 16 equal quarterly installments over a four-year period. For employees and consultants of the Company who had not provided services to the Company exceeding one year as of the grant date, the options will vest as follows: 1/4 of the options will vest one year following the grant date and the rest over the following three years in 12 equal quarterly installments.

The options will be exercisable, either in full or in part, from the vesting date until the end of 7 years from the date of grant.

The fair value of the options was computed using the binomial model and the underlying data used was mainly the following: price of the Company's ordinary share: $1.08, expected volatility: 52.5%, risk-free interest rate: 1.51% and expected useful life to exercise: 7 years.

c.	On June 8, 2016, a general meeting of the Company’s shareholders resolved, subsequent to the approval of the Company’s Board of Directors on April 19, 2016, to approve the acceleration of 150,000 unvested options to the estate of a former external director of the Company. Each option is exercisable into one ordinary share at an exercise price of $1.48 per share and will expire in November 2017. The allocated expenses, in the amount of $105 thousand were recorded directly to the statement of comprehensive loss under general and administrative expenses.

REDHILL BIOPHARMA LTD.

NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS

(Unaudited)

NOTE 5 - FINANCIAL INSTRUMENTS:

a.	Fair value hierarchy

The following table presents Company assets and liabilities measured at fair value:

	Level 1	Level 3	Total
	U.S. dollars in thousands
September 30, 2016:
Assets -
Financial assets at fair value through profit or loss	11,528	—	11,528
Liabilities -
Derivative financial instruments	—	1,107	1,107
December 31, 2015:
Liabilities -
Derivative financial instruments	—	1,237	1,237

During the three and nine month periods ended September 30, 2016, there were no transfers of financial assets and liabilities between Levels 1, 2 or 3 fair value measurements.  There have been no changes in the methodologies used at September 30, 2016 since December 31, 2015.

b.	Fair value measurements using significant unobservable input (Level 3)

The following table presents the change in derivative financial liabilities measured at level 3 for the periods ended September 30, 2016 and 2015:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	U.S. dollars in thousands
Balance at beginning of the period	522	2,746	1,237	2,125
Amounts recognized in profit or loss	585	(1,343)	(130)	(722)
Balance at the end of the period	1,107	1,403	1,107	1,403

The fair value of the above-mentioned derivative financial instruments that are not traded in an active market is determined by using valuation techniques. The Company uses its judgment to select a variety of methods and make assumptions that are mainly based on market conditions existing at the end of each reporting period.

The fair value of the warrants is computed using the Black and Scholes option pricing model. The fair value of the warrants as of September 30, 2016 is based on the price of an ordinary share on September 30, 2016 and based on the following key parameters: risk-free interest rate of 0.29% and an average standard deviation of 41.72%. The fair value of the warrants as of December 31, 2015, was computed based on the price of an ordinary share on December 31, 2015 and based on the following key parameters: risk-free interest rate of 0.66% and an average standard deviation of 49.55%.

REDHILL BIOPHARMA LTD.

NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS

(Unaudited)

NOTE 5 - FINANCIAL INSTRUMENTS (continued):

c.	The carrying amount of cash and cash equivalents, current and non-current bank deposits, receivables and account payables and accrued expenses approximate their fair values.

NOTE 6 - LOSS PER ORDINARY SHARE

a.	Basic

The basic loss per share is calculated by dividing the comprehensive loss by the weighted average number of ordinary shares in issue during the period.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Comprehensive loss (U.S. dollars in thousands)	8,944	3,292	21,020	14,530
Weighted average number of ordinary shares outstanding during the period (in thousands)	127,474	122,551	127,317	105,328
Basic loss per share (U.S. dollars)	0.07	0.03	0.17	0.14

b.	Diluted

The diluted loss per share for the three months period ended September 30, 2016 is identical to the basic loss per share since the effect of potential dilutive shares is anti-dilutive. Diluted loss per share is calculated by adjusting the weighted average number of ordinary shares outstanding to assume conversion of all dilutive potential ordinary shares, which is calculated using the Treasury Method. The Company has two categories of dilutive potential ordinary shares: warrants issued to investors and options issued to employees and service providers. The effect of options issued to employees and service providers is anti-dilutive.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Comprehensive loss (U.S. dollars in thousands)	8,944	3,292	21,020	14,530
Adjustment for financial income of warrants	—	1,343	130	180
Loss used to determine diluted loss per share	8,944	4,635	21,150	14,710
Weighted average number of ordinary shares outstanding during the period (in thousands)	127,474	122,551	127,317	105,328
Adjustment for - Warrants	—	1,022	298	1,006
Weighted average number of ordinary shares for diluted loss per share (in thousands)	127,474	123,573	127,615	106,334
Diluted loss per share (U.S. dollars)	0.07	0.04	0.17	0.14